As filed with the Securities and Exchange Commission on May 27, 2026

Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________
SIRIUSPOINT LTD.
(Exact name of registrant as specified in its charter)
_________________________________

Bermuda	98-1599372
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
Point Building
3 Waterloo Lane
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices) (Zip Code)
_________________________________
The SiriusPoint SharePlan
(Full title of the plan)
_________________________________
Linda S. Lin
One World Trade Center, Suite 47J
New York, New York 10007
(212) 312-0200

(Name, address, and telephone number, including area code, of agent for service)
With copies to:
Linda S. Lin
Chief Legal Officer & Corporate Secretary
SiriusPoint Ltd.
Point Building
3 Waterloo Lane
Pembroke, HM 08, Bermuda
+1 441 542-3300
_________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register 2,000,000 common shares, par value $0.10 per share (the “Common Shares”), of SiriusPoint Ltd. (“SiriusPoint” or the “Company”) authorized for issuance pursuant to The SiriusPoint SharePlan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are incorporated by reference (except for portions thereof furnished or otherwise not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K, which are deemed not to be incorporated by reference into this Registration Statement):
●    our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026;
●    our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2026 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025);
●    our Quarterly Report for the quarterly period ended March 31, 2026, filed with the SEC on May 7, 2026;
●    our Current Reports on Form 8-K filed with the SEC on January 29, 2026, January 30, 2026, February 12, 2026, March 16, 2026, March 23, 2026, March 30, 2026, and May 21, 2026; and
●    the description of our Common Shares contained in the Company’s registration statement on Form 8-A, filed with the SEC on August 8, 2013, including any subsequently filed amendments and reports updating such description, including the description of the Common Shares included in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement (except for the portions thereof furnished or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.
Item 6.     Indemnification of Directors and Officers.
Section 98 of the Companies Act 1981 (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
Provisions in the Company’s Bye-laws (the “Bye-laws”) provide that SiriusPoint shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud, dishonesty, gross negligence or willful misconduct. The Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud, dishonesty, gross negligence or willful misconduct of such director or officer. Section 98A of the Companies Act permits SiriusPoint to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not SiriusPoint may otherwise indemnify such officer or director.
Insofar as indemnification by SiriusPoint for liabilities arising under the Securities Act may be permitted to SiriusPoint’s directors, officers or persons controlling the company pursuant to provisions of the Bye-laws, or otherwise, SiriusPoint has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of SiriusPoint in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, SiriusPoint will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by SiriusPoint is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SiriusPoint maintains directors’ and officers’ liability insurance, which covers directors and officers of SiriusPoint against certain claims or liabilities arising out of the performance of their duties. SiriusPoint has entered into agreements to indemnify its directors and executive officers. These agreements provide for indemnification of its directors and executive officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by SiriusPoint or in its right, arising out of such person’s services as a director or executive officer of SiriusPoint, any of its subsidiaries or any other company or enterprise to which the person provided services at SiriusPoint’s request.
Item 8.     Exhibits.
The exhibits to this Registration Statement are listed on the index to exhibits, which appears elsewhere in this Registration Statement and is incorporated herein by reference.
Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

3.1
Certificate of Incorporation of Third Point Reinsurance Ltd., issued October 10, 2011, as amended February 26, 2021, to effect a change of name to SiriusPoint Ltd (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 24, 2026).

3.1.1	Memorandum of Association of Third Point Reinsurance Ltd., dated October 6, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on July 15, 2013).
3.1.2
Certificate of Deposit of Memorandum of Increase of Share Capital of Third Point Reinsurance Ltd. issued December 13, 2011 (incorporated by reference to Exhibit 3.1.2 the Company’s Annual Report on Form 10-K filed on February 24, 2026).

3.1.3
Certificate of Deposit of Memorandum of Increase of Share Capital of Third Point Reinsurance Ltd. issued August 8, 2013 (incorporated by reference to Exhibit 3.1.1 to the Company’s Annual Report on Form 10-K filed on February 28, 2014).

3.2	Bye-laws of SiriusPoint Ltd. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 26, 2021).
4.6*+	The SiriusPoint SharePlan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2026).
5.1*	Opinion of Samantha Kyme
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2*	Consent of Samantha Kyme (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.
+	Management contract or compensatory arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on May 27, 2026.

SIRIUSPOINT LTD.

By:	/s/ Scott Egan
Name:	Scott Egan
Title:	Chief Executive Officer

POWER OF ATTORNEY
Each member of the Board of Directors (with the exception of Scott Egan) whose signature appears below appoints James McKinney and Linda S. Lin, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Egan	Chief Executive Officer and Director	May 27, 2026
Scott Egan	(principal executive officer)

/s/ Jim McKinney	Chief Financial Officer	May 27, 2026
Jim McKinney	(principal financial officer and principal accounting officer)

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Susan L. Cross

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Martin Hudson

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Daniel S. Loeb

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Sharon M. Ludlow

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Mehdi A. Mahmud

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Bronek Masojada

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Sabra R. Purtill

/s/ Jim McKinney	Director	May 27, 2026
Jim McKinney, as Attorney-in-Fact for Jason Robart